Exhibit 99.7

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham Chief Financial Officer (312) 917-4288

HORIZON GROUP PROPERTIES SELLS OUTLET CENTERS

(Chicago, Illinois – June 3, 2003)  — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that it had sold the partnership that owns two outlet centers located in Daleville, Indiana and Somerset, Pennsylvania for $1.98 million.  Each of the centers currently operates at a net loss.

HGPI recently completed the restructuring of the loans that were secured by the centers in Daleville and Somerset and the Horizon Outlet Center in Tulare, California.  Prior to the restructuring, the loans on the three centers were cross-collateralized.  The restructuring resulted in the extinguishment of the Daleville and Somerset loans and the reinstatement to current status of the loan secured by the center in Tulare, including the immediate forgiveness of $798,000 of accrued interest and penalties on this loan.  HGPI paid a total of $1.98 million for the restructuring.  An additional $447,000 of interest on the Tulare loan will be forgiven after HGPI makes the scheduled debt service payments through September 2003.

The investment group that acquired the centers in Daleville and Somerset includes an affiliate of Howard M. Amster, a director and significant shareholder of HGPI and Gary J. Skoien, Chairman and Chief

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HORIZON GROUP PROPERTIES

SELLS OUTLET CENTERS

Executive Officer of HGPI.  HGPI will be retained by the investors to lease and manage the properties.  The leasing and management agreement will provide that HGPI receive 50% of any net profits from the subsequent sale of the centers after the owners receive a 12% annual rate of return on their investment.  HGPI will report a gain in the second quarter of 2003 of approximately $1.9 million as a result of the sale.

“Our center in Tulare continues to thrive, and this restructuring cured the defaults and retains the current favorable financing on that property,” said David R. Tinkham, Chief Financial Officer of Horizon Group Properties.  “We look forward to working with the new owners of Daleville and Somerset to improve the performance of those centers and participating in the net profits from their future sale.”

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 9 factory outlet centers and one power center in 7 states totaling more than 2.1 million square feet.

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Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.   For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.